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  As filed with the Securities and Exchange Commission on February 25, 1999:
                               File No: 811-8825

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               AMENDMENT NO. 1
                                      TO
                                   FORM N-8A

        NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                       Name: FFP NEW HORIZONS FUND, INC.
  Address of Principal Business Office (No. & Street, City, State Zip Code):
              15455 Conway Road, Chesterfield, Missouri,   63017
            Telephone Number (including area code):  (314) 537-1040
                    Name and Address of Agent for Service:

                                 Roy M. Henry
                          FFP Advisory Services, Inc.
                               15455 Conway Road
                        Chesterfield, Missouri,   63017
                                (314) 537-1040

                                With Copies to:

        Susan E. Bryant, Esq.                 Robert C. Bright, Esq.
        Six Forest Park Drive                  Two Leadership Square
         Post Office Box 444               211 North Robinson, Suite 810
     Farmington, CT  06034-0444           Oklahoma City, Oklahoma  73102
           (860) 674-0111                         (405) 236-8016
         Fax: (860) 674-0011                    Fax: (405) 232-1660

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES /X/     NO / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Chesterfield and state of Missouri on the 22nd day of February 1999.

SEAL                                FFP NEW HORIZONS FUND, INC.
                                    BY:  /s/ ROY M. HENRY
                                         ----------------
                                         Roy M. Henry, President and Director
Attest: /s/ ROBIN H. RODERMUND
        ----------------------
         Robin H. Rodermund, Secretary